Exhibit 99.1

Contacts:
Dov A. Goldstein, M.D.	Ian R. McConnell	E. Blair Clark
Vicuron Pharmaceuticals Inc.	WeissCom Partners	Burns McClellan Inc.
610-205-2312	415-302-7951	212-213-0006
dgoldstein@vicuron.com	ian@weisscom.net	bclark@ny.burnsmc.com

VICURON PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2003

FINANCIAL RESULTS

— Company continues to show good progress in the product pipeline —

KING OF PRUSSIA, Pa. — August 14, 2003 — Vicuron Pharmaceuticals Inc. (Nasdaq and Nuovo Mercato: MICU) today reported financial results for the three and six month periods ended June 30, 2003.

Total revenues for the second quarter of 2003 were $2.3 million compared with $1.5 million for 2002.  Total operating expenses were $28.8 million in the second quarter of 2003 compared to $14.1 million during the same period last year.  The operating expenses for the second quarter of 2003 included a one-time milestone payment payable upon the filing of the New Drug Application for anidulafungin.

For the second quarter of 2003, Vicuron reported a net loss of $25.9 million or a net loss per share of $0.54 on 47.7 million weighted average shares outstanding.  This compares to a net loss of $12.2 million, or $0.47 per share on 26.0 million weighted average shares outstanding, for the second quarter of 2002. The 2003 net loss was due to increased costs associated with clinical development, as well as the addition of the former Biosearch Italia research and manufacturing operations.

Total revenues for the first half of 2003 were $4.0 million compared with $3.3 million for the same period in 2002.  Total operating expenses during the first six months of 2003 were $138.1 million compared to $26.6 million during the same period last year.  The increase in operating expenses was due to the non-cash write off of $94.5 million acquired in-process research and development, increased costs associated with clinical development, as well as the addition of the former Biosearch Italia research and manufacturing operations.

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For the six months ended June 30, 2003, Vicuron reported a net loss of $133.1 million or a net loss per share of $3.25 on 40.9 million weighted average shares outstanding. This compares to a net loss for the same period of 2002 of $22.6 million or a net loss per share of $0.92 on 24.6 million weighted average shares outstanding.

At June 30, 2003, cash and cash equivalents and unrestricted marketable securities totaled approximately $117.1 million, which excludes the net proceeds of the recently completed follow-on offering.

“We continue to make steady progress in the development of our pipeline of anti-infective agents that seek to address the needs of seriously ill patients in North America and Europe,” said George F. Horner III, Vicuron’s president and chief executive officer.  “In addition to expecting FDA approval of our first drug and our expected filing for approval of anidulafungin in Europe, we also expect to complete our Phase III SSTI (skin and soft tissue infection) trials for dalbavancin and expect to see progress on our pharmaceutical collaborations with Novartis and Pfizer within the next 12 months.”

Recent Corporate, Product and Pipeline Highlights

•	New Drug Application for anidulafungin, Vicuron’s novel echinocandin agent designed to treat serious fungal infections, accepted for review by the Food and Drug Administration;
•	Presented positive results from a Phase II study for anidulafungin for the treatment of invasive candidiasis/candidemia, the most common hospital-based fungal infections;
•	Announced that Pfizer Inc. continued our collaboration to develop next-generation oxazolidinones, the first new class of antibiotics in more than 30 years;
•	Completed successful public offering that raised gross proceeds of $83.1 million in cash;
•	Completed favorable Phase I clinical trial of novel topical antibiotic VIC-Acne for treatment of acne; and
•

Company will have a major presence at the upcoming ICAAC meeting in Chicago, Sept. 14 - 17, which includes an oral presentation of pivotal Phase III clinical trial data for anidulafungin, over 20 scientific presentations and an exhibit booth.

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About Vicuron

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients in North America and Europe. The company recently filed a New Drug Application with the U.S. Food and Drug Administration for its lead product, anidulafungin, a novel antifungal agent. The company’s other lead product, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, is in Phase III clinical trials. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, Vicuron has research and development collaborations with leading pharmaceutical companies, such as Pfizer and Novartis.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed, that the timing of the filing and approval of any new drug application might be delayed, that subsequent clinical trials might indicate that a product candidate is unsafe or ineffective, that ongoing proprietary and collaborative research might not occur or yield useful results, that a third party may not be willing to license our product candidates on terms acceptable to us or at all, that our intellectual property may not be adequately protected, that competitors might develop superior substitutes for their products or market them more effectively, that a sales force may not be developed as contemplated and that one or more of its product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

VICURON PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

Revenues:
Collaborative research and development and contract services	$2,148	$1,490	$3,865	$3,044
License fees and milestones	130	0	171	258

Total revenues	2,278	1,490	4,036	3,302

Operating expenses:
Research and development	25,158	12,068	37,883	22,065
General and administrative	3,643	2,036	5,724	4,537
Acquired in-process research and development	—	—	94,532	—

Total operating expenses	28,801	14,104	138,139	26,602

Loss from operations	(26,523)	(12,614)	(134,103)	(23,300)

Other income (expense):
Interest income	718	436	1,168	781
Interest expense	(47)	(62)	(117)	(124)

Net loss	$(25,852)	$(12,240)	$(133,052)	$(22,643)

Net loss per share:
Basic and diluted	$(0.54)	$(0.47)	$(3.25)	$(0.92)

Weighted average shares	47,709	26,008	40,890	24,642

VICURON PHARMACEUTICALS  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$16,959	$28,271
Marketable securities	100,126	34,034
Accounts receivable, net	3,747	—
Prepaid expenses and other current assets	9,098	5,451

Total current assets	129,930	67,756
Property, plant and equipment	31,600	4,875
Intangible assets, net	21,728	—
Long-term receivables	9,551	—
Long-term marketable securities-restricted	6,514	—
Long-term marketable securities-other	465	—
Other assets	328	105

Total assets	$200,116	$72,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,738	$6,491
Accrued liabilities	12,067	11,098
Current portion of long term debt	2,352	3,500
Current portion of deferred revenue	2,532	1,519

Total current liabilities	32,689	22,608
Long-term debt, less current portion	5,149	698
Deferred revenue, less current portion	500	500
Other long-term liabilities	312	264

Total liabilities	38,650	24,070

Stockholders’ equity:
Common stock	48	26
Additional paid-in capital	439,667	202,365
Deferred stock compensation	(996)	(1,171)
Accumulated other comprehensive income	8,418	65
Accumulated deficit	(285,671)	(152,619)

Total stockholders’ equity	161,466	48,666

Total liabilities and stockholders’ equity	$200,116	$72,736